Form of
Rule 10b5-1 Stock Purchase Plan

This Rule 10b5-1 Stock Purchase Plan (this “Purchase Plan”), is entered into on ______, 2011 by and between [                         ], a [                     ] corporation  (“Broker”) and Universal Business Payment Solutions Acquisition Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Company desires to establish a plan that qualifies for the affirmative defense and safe harbor provided by Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to purchase shares of common stock, par value $0.001 per share (the “Shares”), of the Company, as described in the Company’s Registration Statement on Form S-1 (Registration No. 333-171359 relating to the initial public offering of certain securities of the Company.

WHEREAS, the Company desires to engage Broker as its exclusive agent to purchase Shares on its behalf in accordance with this Purchase Plan; and

WHEREAS, the Company has established or, prior to effecting transactions under this Purchase Plan will establish, an account (the “Account”) with Broker by executing an account agreement and all other necessary ancillary documents with Broker.

NOW, THEREFORE, the Company and Broker hereby agree as follows:

1. Engagement of Broker

During the term of this Purchase Plan, Broker shall act as Company’s exclusive agent to purchase Shares pursuant to this Purchase Plan. Subject to the terms and conditions set forth herein, Broker hereby accepts such appointment and engagement.

2. Trading Instructions

(a) Broker is authorized to begin purchasing Shares as agent for the Company pursuant to this Purchase Plan beginning on          , 2011 [61 calendar days after termination of the “restricted period” in connection with the Company’s initial public offering under Regulation M] (the “Commencement Date”). Broker shall cease purchasing Shares on the Termination Date (as defined below). The period beginning on the Commencement Date and ending on the Termination Date is referred to herein as the “Plan Period”. All notices hereunder shall be given to Broker in writing by facsimile at             and           , Attention:              , and confirmed by telephone at             .

(b) In accordance with Broker’s customary procedures, Broker will deposit Shares purchased hereunder into the Account against payment to Broker of the purchase price and commissions and other fees in respect thereof.

(c) Broker will notify the Company via email of all transactions executed under this Purchase Plan pursuant to customary trade confirmations, which shall be provided no later than 72 hours after execution of each transaction to Peter Davidson at Peter.Davidson@ubpsac.com.

(d) (i) On each day on which the NASDAQ Capital Market (the “Exchange”) is open for trading (each, a “Business Day”), Broker shall use commercially reasonable efforts to purchase, as agent and for the account of the Company in compliance with Rule 10b-18, the lesser of (x) the number of Shares the Company is permitted to purchase under Rule 10b-18 on such Business Day and (y) the number of Shares to be purchased pursuant to the Share Repurchase Guidelines set forth on Appendix A hereto, provided, however, that to the extent such purchases would not constitute “10b-18 purchases” as defined under Rule 10b-18 solely as a result of Rule 10b-18(13)(iv), Broker may upon the advice of counsel to Broker, disregard any restriction contained in 10b-18(13)(iv)(B) in determining the number of shares that may be purchased pursuant to clause (x) above.

(ii) Company shall pay to Broker a commission of $[   ] per Share so purchased.

(e) Broker will make, keep and produce promptly upon request a daily time-sequenced schedule of all Share purchases made under this Purchase Plan, on a transaction-by-transaction basis, including (i) size, time of execution and price of purchase; and (ii) the exchange, quotation system, or other facility through which the Share purchase occurred, which obligations are set forth under the heading “Daily Time-Sequenced Schedule Obligations” on Appendix A hereto.

(f) Purchases under this Purchase Plan will be structured by Broker so as to avoid being the opening transaction quoted or reported in the consolidated reporting system of the Exchange and will not be made within the ten minutes immediately prior to termination of the period during which the last sale prices are reported in such consolidated reporting system.

(g) The Company agrees that this Purchase Plan constitutes an irrevocable limit order to purchase Shares pursuant to the terms of this Purchase Plan, including the Share Repurchase Guidelines set forth on Appendix A hereto.

3. Broker’s Discretion to Deviate from Trading Instructions

(a) Subject to the Share Repurchase Guidelines and other terms and conditions set forth in this Purchase Plan, Broker shall have full discretion with respect to the execution of all purchases, and the Company acknowledges and agrees that the Company does not have, and shall not attempt to exercise, any influence over how, when or whether to effect such purchases of Shares pursuant to this Purchase Plan.

(b) Notwithstanding any provision herein to the contrary, including the provisions of Section 2(d), in the event that, on any Business Day, in the opinion of Broker’s counsel, effecting purchases hereunder would result in a violation of applicable law (collectively, “Restrictions”), Broker may refrain from purchasing Shares or purchase fewer than the otherwise applicable number of Shares to be purchased set forth in the Share Repurchase Guidelines, as determined by Broker, in its discretion with regard to such Restrictions.  Broker will notify the Company via email if it determines Restrictions limit its ability to purchase the number of shares set forth in the Share Repurchase Guidelines, which shall be provided no later than 72 hours after such determination to Peter Davidson at Peter.Davidson@ubpsac.com.

4. Termination Date

This Purchase Plan shall terminate upon the Termination Date. “Termination Date” means the earliest of:

(a) the date the Company files a Current Report on Form 8-K (the “Signing 8-K”) with the Securities and Exchange Commission announcing its execution of a definitive agreement for a merger, share exchange, asset acquisition, stock purchase, recapitalization, plan of arrangement, reorganization or similar business combination (the “Business Combination”);

(b) the date that the Company or any other person publicly announces a tender or exchange offer with respect to the Shares or a merger, acquisition, reorganization, recapitalization or other similar business combination or transaction as a result of the consummation of which the Shares would be exchanged or converted into cash, securities or other property, other than the announcement of Company’s Business Combination through the Signing 8-K;

(c) the date that Broker receives notice that the Company has filed a petition for bankruptcy or reorganization, or a petition for bankruptcy has been filed against Company and has not been dismissed within sixty (60) calendar days of its filing; and

(d) such time as Broker determines, in its sole discretion, that it is prohibited for any reason from engaging in purchasing activity as Company’s agent under this Purchase Plan.

If Broker determines that any event specified in Paragraphs (b), (c), or (d) of this Section 4 has occurred, Broker shall promptly notify Company that this Purchase Plan has terminated pursuant to the terms of this Section 4 and the date of such termination.

5. Representations, Warranties and Covenants

(a) From the date hereof until the Termination Date, the Company agrees not to discuss with Broker the Company’s business, operations or prospects or any other information likely to be related to the value of the Shares or likely to influence a decision to sell Shares. Notwithstanding the preceding sentence, with the approval of counsel to Broker, the Company may communicate with Broker personnel who are not responsible for, and have no ability to influence, the execution of this Purchase Plan and who are not identified on Appendix B to this Purchase Plan.   Notwithstanding the first sentence in this paragraph, the Company shall provide Broker with written notification of the mailing of a proxy or other solicitation materials to shareholders of the Target with respect to a vote on the Business Combination or any fact promptly upon knowledge of the Company that such fact alone or in combination with other facts would make purchases under this Purchase Plan unlawful pursuant to Regulation M or otherwise.

(b) The Company represents and warrants to Broker that this Purchase Plan and the transactions contemplated hereby have been duly authorized by its board of directors.

(c) The Company agrees with Broker that neither it nor any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act  will, make any purchases of blocks as described in the proviso in Rule 10b-18(b)(4) under the Exchange Act during the four full calendar weeks immediately preceding the Commencement Date.

(d) The Company represents and warrants to Broker that it is not aware of any material, non-public information concerning the Company or its securities and is entering into this Purchase Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act.

(e) Broker represents and warrants to the Company that it has implemented reasonable policies and procedures, taking into consideration the nature of Broker’s business, to ensure that individuals making investment decisions will not violate the laws prohibiting trading on the basis of Material, Nonpublic Information. These policies and procedures include those that restrict any purchase or sale, or the causing of any purchase or sale, of any security as to which Broker has material, non-public information, as well as those that prevent such individuals from becoming aware of or being in possession of  material, non-public information.

(f) From the date hereof until the Termination Date, the Company agrees not to enter into any hedging transaction with respect to any Shares.

(g) The Company agrees that, during the period from the Commencement Date to the date falling that number of days following the Termination Date equal to the “restricted period” applicable to the Company, it will not engage in any “distribution” with respect to which the Shares are a “covered security” (as such terms are defined in Regulation M) or any other activity that would prohibit repurchase of Shares by Broker.

(h) The Company represents and warrants that as of the time of execution of this Purchase Plan, the Company has not entered into any similar plan or agreement with respect to Shares or any security or interest convertible into or exchangeable for Shares. The Company agrees that without the prior written consent of Broker, the Company shall not, during the Plan Period, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share), or any security convertible into or exchangeable for Shares.

(i) The Company agrees to inform Broker (i) of any purchases made during the Plan Period by an “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act promptly upon becoming aware of such purchases and (ii) if any “affiliated purchaser” intends to make any such purchases, promptly upon being informed of such intention.

6. Compliance with the Securities Laws. (a) It is the intent of the parties that this Purchase Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and the parties agree that this Purchase Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act.

(b) Broker agrees to use commercially reasonable efforts to satisfy the conditions of Rule 10b-18(b) under the Exchange Act in effecting purchases of Shares pursuant to this Purchase Plan.

7. Indemnification

(a) The Company agrees to indemnify and hold harmless Broker (and its directors, officers, employees and affiliates) from and against all claims, liabilities, losses, damages and expenses (including reasonable attorneys’ fees and costs) arising out of or attributable to (i) any material breach by the Company of this Purchase Plan (including the Company’s representations and warranties), and (ii) any violation by the Company of applicable laws or regulations with respect to the transactions contemplated by this Purchase Plan. This indemnification will survive the termination of this Purchase Plan. The Company will have no indemnification obligations hereunder in the case of gross negligence or, willful misconduct of Broker or any other indemnified person, including a breach of Section 6(b) hereof (unless such breach arises out of a breach by the Company of its representations, warranties or obligations hereunder), as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(b) Notwithstanding any other provision herein, no party hereto will be liable to the other for (i) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, including but not limited to lost profits, lost savings, loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or (ii) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.

8. General

(a) This Purchase Plan (including any Appendices, Annexes or Exhibits) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any previous or contemporaneous agreements, understandings, proposals or promises with respect thereto, whether written or oral.

(b) This Purchase Plan will be governed by, and construed in accordance with, the laws of the State of New York.

(c) This Purchase Plan and each party’s rights and obligations hereunder may not be assigned or delegated without the written permission of the other party and shall inure to the benefit of each party’s successors and permitted assigns, whether by merger, consolidation or otherwise.

(d) This Purchase Plan may be executed in two or more counterparts and by facsimile signature.

IN WITNESS WHEREOF, the undersigned have signed this Purchase Plan as of the date first written above.

UNIVERSAL BUSINESS PAYMENT SOLUTIONS ACQUISITION CORPORATION

By:
Name:	Bipin C. Shah
Title:	Chief Executive Officer

By:
Name:
Title:

APPENDIX A

Share Repurchase Guidelines

Purchase Limit Order	Number of Shares to be Purchased
$5.751 2
Broker is to purchase up to an average of $1.9 million dollars of Shares (NASDAQ: [UBPS]) per month, up to an aggregate of 50% of the shares sold in the Company’s initial public offering (6,000,000 shares or 6,900,000 shares if the over-allotment option is exercised in full), such purchases subject to Rule 10b-18(b).

Daily Time-Sequenced Schedule Obligations

Obligor	Obligation
Broker	Broker is to make, keep and produce promptly upon request a daily time-sequenced schedule of all Share purchases made under this Purchase Plan, on a transaction-by-transaction basis, including:
● size, time of execution, price of purchase; and
● the exchange, quotation system, or other facility through which the Share purchase occurred.

1	All Share amounts and limit prices listed herein shall be increased or decreased to reflect stock splits should they occur.

2
The Limit Order must be lower than the highest independent bid or the last independent transaction price, whichever is higher, in either case as quoted or reported in the consolidated reporting system of the Exchange for the Shares to be purchased by Broker.

APPENDIX B

Bipin C. Shah – Chief Executive Officer

Peter Davidson – Chief Administrative Officer